EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Interests of Named Experts and Counsel” in the Registration Statement (Form S-1) and related Prospectus of Body and Mind Inc. for the registration of 173,048 shares of its common stock and to the incorporation by reference therein of our report dated November 13, 2019, with respect to the consolidated financial statements of Body and Mind Inc., included in its Annual Report (Form 10-K) for the year ended July 31, 2019, filed with the Securities and Exchange Commission.

/s/ DMCL DALE MATHESON CARR-HILTON LABONTE LLP Chartered Professional Accountants
Vancouver, Canada March 12, 2020